QuickLinks -- Click here to rapidly navigate through this document

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1

Exhibit 99.1

MEC ANNOUNCES RETIREMENT OF VICE-CHAIRMAN

October 18, 2005, Aurora, Ontario, Canada — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today announced that Jim McAlpine, MEC's Vice-Chairman, Corporate Development, has retired from his position as an officer and director of the Company. Mr. McAlpine has agreed to continue to make himself available as a strategic advisor to MEC pursuant to a consulting agreement. Frank Stronach, MEC's Chairman, noted that "In his five years with MEC, Jim has worked incredibly hard and has made a tremendous contribution. Jim has developed strong industry and institutional knowledge and we are fortunate that MEC will continue to have access to Jim as a consultant on important strategic initiatives." Mr. McAlpine stated "I have very much enjoyed my time at MEC and I am proud of the many achievements that we have accomplished over a short period of time. Although there is still some work to be done to achieve MEC's vision, I am confident that the Board and management team are on the right track. I look forward to continuing to contribute to the Company in my new consulting role."

About Magna Entertainment Corp.

MEC is North America's largest owner and operator of horse racetracks, based on revenue. It develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track bettering facilities. Additionally, MEC owns and operates XpressBetR, a national Internet and telephone account wagering systems, and Horse Racing TV™, a 24-hour horse racing television network, as well as RaceONTV and Magnabet internationally.

For more information contact:

 Dennis Mills
Vice-Chairman
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Telephone: (905) 726-7197
Website: www.magnaent.com

4

QuickLinks

MEC ANNOUNCES RETIREMENT OF VICE-CHAIRMAN